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                                                            EXHIBIT 8(a)(iii)(a)


                                    EXHIBIT D

                          THE PARKSTONE GROUP OF FUNDS
                    INTERMEDIATE GOVERNMENT OBLIGATIONS FUND
              PROPOSED PERMITTED INVESTMENTS FOR SECURITIES LENDING


All investment of cash collateral for the securities lending program will be subject to the following criteria and additional limits specified by the client:

         NO MORE THAN 5% OF THE TOTAL PORTFOLIO OR EACH CLIENT ACCOUNT MAY BE INVESTED IN ANY SINGLE ISSUER. NO MORE THAN 25% OF THE TOTAL PORTFOLIO MAY BE INVESTED IN SECURITIES OF ONE OR MORE ISSUERS CONDUCTING THEIR PRINCIPAL BUSINESS ACTIVITIES IN THE SAME INDUSTRY WITH THE EXCEPTION OF U.S. GOVERNMENT SECURITIES #1 BELOW, U.S. AGENCIES, #2 BELOW OR REVERSE REPO, #9 BELOW.

         IF MATURITIES ARE LONGER THAN ONE BUSINESS DAY, NO MORE THAN 5% OF THE TOTAL PORTFOLIO OR EACH CLIENT ACCOUNT MAY BE INVESTED WITH ANY SINGLE ISSUER.

         Bank is authorized to invest cash collateral on behalf of Customer in investments, which at the time of purchase, may consist of the following:

1. Securities issued by any agencies, instrumentalities, sponsored agencies or enterprises of the United States Government. This specifically includes pass-through certificates and collateralized mortgage obligations. Maximum maturity seven days (except when used as collateral in a reverse repurchase transaction). Maximum exposure to any issuer 25% of portfolio at time of purchase.

2. Reverse repurchase agreements for investment of funds from financial institutions such as member banks of the Federal Deposit Insurance Corporation or registered broker-dealers which First of America deems creditworthy. Collateral must be delivered to either The Bank of California, Mitsubishi Global, or a third party custodian acceptable to The Bank of California. Collateral is limited to the securities and/or instruments that are defined in Exhibit A. Collateral level must be at least 100% and marked to market on a daily basis. Maximum exposure per counterparty: the greater of $10 million or 25% at time of purchase. (See Attachment 1).

3. Shares of Registered Investment Companies or STIFs including those for which Bank or any of its Affiliates acts as an investment adviser, administrator, custodian and/or in any other capacity for which it may be compensated. No more than 5% of any one money market fund with no more than 10% total in money market mutual funds. Funds are limited to all Treasury or Treasury/Government only.

4. Average weighted maturity mismatch of the portfolio shall not exceed 7 days.

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5.       All credit restrictions and rating requirements pertain to time of purchase.

6. Creditworthiness of issuers of potential collateral investments other than U.S. government securities, when authorized by policy, will be analyzed by Merus and approved by Merus' Investment Policy Board (IPB). Merus' IPB will promptly notify Bank of California's Credit Administration and Credit Policy of any changes to the above Permitted Investment Policy for Securities Lending.

7. Mismatches of maturities between securities lent and securities accepted (or invested in) as collateral should be minimized. The Trust Department will manage the mismatch within guidelines established from time to time by Merus' IPB.

8. Cash collateral may not be invested with broker-dealers who are borrowers of The Bank of California. The Bank of California's Credit Department will notify the Securities Lending Department of any lending activity to any broker/dealer.

         Nationally recognized rating agencies:


                                                                       At least one of
                               At least one        At least one        Supranationals
                               of:  Minimum        of:  Minimum         Asset Backed
                                Short Term           Long Term         Mortgage Backed
                                  Ratings             Ratings            Sovereigns

         Standard & Poors           A1                 A-                   AA-
         Moodys                     P1                 A3                   Aa3
         Fitch                      F1                 A-                   AA-
         Duff & Phelps              D1                 A-                   AA-
         IBCA                       A1                 A-                   AA-


         If any rating falls below the required rating criteria appropriate action will be taken according to the client's instruction.

         Any instrument or ratings not specifically mentioned in this policy as authorized investments, must have prior approval from First of America before purchasing.

Dated:  Mar. 13, 1996

The Parkstone Group of Funds ("PRINCIPAL")

By:  /s/ Timothy A. Thiebout - Treasurer
     -------------------------------------
By:
     -------------------------------------


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Dated:  3-14-96

The Bank of California, National Association ("BANK")

By:  /s/ Ellen Koerner - V.P./Manager
     -------------------------------------

By:
     -------------------------------------



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                                  ATTACHMENT 1
          COLLATERAL TO BE USED IN REVERSE REPURCHASE TRANSACTIONS (#2)

- Securities issued by or fully guaranteed as to the payment of principal and interest by the United States government.

- Securities issued by any agencies, instrumentality's, sponsored agencies or enterprises of the United States Government. This specifically includes pass-through certificates and collateralized mortgage obligations.

- Mortgage backed securities rated at least AA- or equivalent by at least one nationally recognized rating agency.


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